Exhibit 99.1

NewsRelease

Corporate Communications

MEDIA	INVESTORS
Janis Smith	Bob Strickland
415-396-7711	415-396-0523

Wells Fargo Announces Successful Completion of

Consent Solicitation

SAN FRANCISCO, November 8, 2004 - Wells Fargo & Company (NYSE: WFC) announced today the successful completion of its previously announced solicitation to amend the indenture related to its Floating Rate Convertible Senior Debentures due 2033 (CUSIP Nos. 949746FA4 and 949746EZ0).

The amendment eliminates a provision in the indenture that prohibits the Company from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion.

Global Bondholder Services Corporation acted as information agent for the consent solicitation. Goldman, Sachs & Co., Merrill Lynch & Co. and Morgan Stanley acted as joint solicitation agents.

Wells Fargo & Company is a diversified financial services company with $422 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores, the internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally.